UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 24, 2004

          First Commonwealth Financial Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania	0-11242	25-1428528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

22 N. Sixth Street, Indiana, PA	15701
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (724) 349-7220

Item 2. Acquisition or Disposition of Assets.

On May 24, 2004, First Commonwealth Financial Corporation ("First Commonwealth") acquired all of the issued and outstanding capital stock of GA Financial, Inc. ("GA Financial"), pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of December 11, 2003 (the "Merger Agreement"), by and among First Commonwealth, GA Financial, First Commonwealth Bank ("FCB") and Great American Federal ("Great American"), whereby GA Financial merged with and into First Commonwealth (the "Merger") and Great American merged with and into FCB.  The Merger Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K and is expressly incorporated by reference in this Report.

Each issued and outstanding share of GA Financial common stock was converted, at the election of the shareholder, into $35.00 in cash or 2.752 shares of First Commonwealth common stock.  First Commonwealth issued 8,343,789 shares of its common stock and paid $70,744,338 in cash in the Merger.

First Commonwealth raised the cash portion of the purchase price through two issuances of trust preferred securities.  In December 2003, First Commonwealth Capital Trust II sold $30,929,000 in aggregate principal amount of its subordinated debentures bearing interest at a floating rate equal to 2.85% above LIBOR.  In March 2004, First Commonwealth Capital Trust III sold $41,238,000 in aggregate principal amount of its subordinated debentures bearing interest at a fixed rate of 5.888% until April 2009 and thereafter at a floating rate equal to 2.85% above LIBOR.  The subordinated debentures mature in 2034 and are redeemable in whole or in part at the option of First Commonwealth after five years from the date of issuance.

GA Financial was a unitary savings and loan holding company and parent of Great American, a federal savings association with $892 million in total assets and 12 branch locations in Allegheny County, Pennsylvania.

Item 7. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Pursuant to Rule 3-05 of Regulation S-X, First Commonwealth is not required to file financial statements of GA Financial.

(b)	Pro Forma Financial Information.

Pursuant to Article 11 of Regulation S-X, First Commonwealth is not required to file pro forma financial information with respect to the Merger.

(c)	Exhibits.

The following exhibits are being filed with this Current Report on Form 8-K:

Exhibit Number	Description

2.1

Amended and Restated Agreement and Plan of Merger, dated as of December 11, 2003, among First Commonwealth Financial Corporation, GA Financial, Inc., First Commonwealth Bank, and Great American Federal Savings and Loan Association.  (Filed as Exhibit 2.1 to First Commonwealth's Annual Report on Form 10-K for the year ended December 31, 2003 and incorporated herein by reference.)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FIRST COMMONWEALTH FINANCIAL CORPORATION

Dated: May 28, 2004	By: /S/ JOSEPH E. O'DELL
Joseph E. O'Dell President and Chief Executive Officer